Exhibit 99.1

Company Press Release

November 10, 2022	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS THIRD QUARTER 2022 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week third quarter ended October 8, 2022.

Third Quarter Summary:

Compared to the prior year third quarter where applicable

•	Sales increased 12.7% to a quarter-record $1.158 billion.

•	Net income increased 4.3% to $40.5 million. Adjusted net income decreased 0.4% to $64.6 million.

•	Adjusted EBITDA(1) increased 1.6% to $120.4 million, representing 10.4% of sales, a 110-basis point decrease.

•	Diluted EPS increased $0.01 to $0.19. Adjusted diluted EPS(1) was consistent with the prior year period at $0.30.

CEO’s Remarks:

“Flowers’ record results in a challenging environment underscore the resiliency of our business and the ongoing effectiveness of our strategy,” said Ryals McMullian, president and CEO of Flowers Foods. “Our performance reflects strong results from our number one brands, which continue to resonate with consumers despite the impact of inflation on purchasing decisions. And we are successfully mitigating this inflationary impact with initiatives to enhance sales and margins.

“Looking forward, we are focused on maintaining our momentum through increased investments in innovation and marketing. By leveraging our leading brands, we believe that our agile innovation initiative will expand our revenue streams beyond the traditional bread aisle. The nationwide launch of Dave’s Killer Bread snack bars in 2023 is just the first step in this process. Our strong balance sheet and ample cash flow enable us to take a long-term perspective, and we have a hundred-plus year history of driving profitable growth in a variety of market conditions. As always, we remain focused on creating shareholder value and achieving results in line with our long-term financial targets.”

For the 52-week Fiscal 2022, the Company Expects:

•

Sales in the range of approximately $4.807 billion to $4.850 billion, representing an increase of approximately 11.0% to 12.0% compared to the prior year period. Prior guidance called for sales of $4.764 billion to $4.850 billion, representing an increase of approximately 10% to 12%.

•	Adjusted EPS(1) in the range of approximately $1.25 to $1.30.

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $140 million to $145 million

•	Net interest expense of approximately $7 million

•	An effective tax rate in the range of 24.0% to 24.5%

•	Weighted average diluted share count for the year of approximately 213.5 million shares

•	Capital expenditures in the range of $150 million to $160 million, with $60 million to $70 million related to the ERP upgrade

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended	For the 12-Week Period Ended
	October 8, 2022	October 9, 2021
Net income per diluted common share	$0.19	$0.18
Business process improvement consulting costs	0.03	0.03
Plant closure costs and impairment of assets	0.02	—
Legal settlements and related costs	0.02	0.08
Recovery on inferior ingredients	—	NM
Acquisition-related costs	0.04	—
Multi-employer pension plan withdrawal costs	—	0.01

Adjusted net income per diluted common share	$0.30	$0.30

Certain amounts may not add due to rounding.

Consolidated Third Quarter Operating Highlights

Compared to the prior year third quarter where applicable

•	Sales increased 12.7% to $1.158 billion, a third quarter record.

•	Percentage point change in sales attributed to:

•	Pricing/mix(2): 17.8%

•	Volume(3): -5.1%

•

Branded retail sales increased $59.4 million or 8.6% to $748.4 million, store branded retail sales increased $39.3 million or 31.5% to $163.9 million, while non-retail and other sales increased $31.7 million or 14.8% to $245.8 million.

•	Branded retail sales increased due to higher prices intended to offset inflationary pressures and improved promotional efficiency, partially offset by volume declines.

•	Store branded retail sales increased primarily due to higher prices intended to offset inflationary pressures and volume growth net of targeted sales rationalization.

•

Non-retail and other sales increased primarily due to higher prices intended to offset inflationary pressures, partially offset by volume declines in foodservice. Targeted sales rationalization, including exiting certain low margin business, and production constraints from supply chain disruptions, contributed to the lower volumes.

•

Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 53.2% of sales, a 310-basis point increase. These costs increased as a percentage of sales due to input cost inflation, partially offset by inflation-driven pricing actions.

•

Selling, distribution and administrative (SD&A) expenses were 38.6% of sales, a 290-basis point decrease, benefitting from price increases in excess of wage inflation, lower employee fringe costs and distributor distribution fees as a percent of sales, and decreased legal settlement and consulting costs, partly offset by acquisition-related costs. Excluding matters affecting comparability, adjusted SD&A expenses were 36.4% of sales, a 200-basis point decrease from the prior year period.

•	Depreciation and amortization (D&A) expenses were $32.9 million, or 2.8% of sales, a 30-basis point decrease.

•

Net income increased 4.3% to $40.5 million due to all the factors mentioned above, net of a higher tax rate from larger net favorable discrete items related to tax credits in the prior year quarter. Adjusted net income decreased 0.4% to $64.6 million.

•	Adjusted EBITDA increased 1.6% to $120.4 million, representing 10.4% of sales, a 110-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, through the end of the third quarter of fiscal 2022, cash flow from operating activities decreased by $23.7 million to $291.5 million, capital expenditures increased $41.6 million to $128.4 million, and dividends paid to shareholders increased $8.5 million to $140.1 million. Cash and cash equivalents were $172.7 million at the end of the third quarter of fiscal 2022.

During the second quarter of fiscal 2022, the Board of Directors increased the company’s share repurchase authorization by 20.0 million shares. Year-to-date the company repurchased $34.6 million of common stock, including $18.1 million in the third quarter, leaving 24.4 million shares remaining for repurchase under the company’s current share repurchase plan. The company expects to continue to execute share repurchases from time to time under this plan.

(2)	Calculated as (current year period units X change in price per unit) / prior year period sales dollars
(3)	Calculated as (prior year period price per unit X change in units) / prior year period sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on November 11, 2022. The pre-recorded remarks and the webcast will be archived at flowersfoods.com/investors.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2021 sales of $4.3 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC’) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 pandemic and future responses and/or measures taken in response thereto, including, but not limited to, new and emerging variants of the virus and the efficacy and distribution of vaccines, which are highly uncertain and are difficult to predict, (c) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (d) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (e) the level of success we achieve in developing and introducing new products and entering new markets, (f) our ability to implement new technology and customer requirements as required, (g) our ability to operate existing, and any new, manufacturing lines according to schedule, (h) our ability to implement and achieve our environmental, social, and governance (“ESG”) goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (i) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning (“ERP”) system), distribution channels and technology, and (3) an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (l) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (m) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body, or other regulatory developments, that could affect the independent contractor classifications of the independent distributor partners, (n) increasing legal complexity and legal proceedings that we are or may become subject to, (o) labor shortages and turnover or increases in employee and employee-related costs, (p) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (q) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (r) the failure of our information technology (“IT”) systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the planned implementation of the upgrade of our ERP system; and (s) the potential impact of climate change on the company, including physical and transition risks, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors of the Form 10-Q for the quarter ended October 8, 2022 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, business process improvement costs, lease terminations, legal settlements, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	October 8, 2022	January 1, 2022
Assets
Cash and cash equivalents	$172,744	$185,871
Other current assets	635,807	531,154
Property, plant and equipment, net	838,146	798,728
Right-of-use leases, net	275,355	292,489
Distributor notes receivable (1)	168,700	183,403
Other assets	35,593	20,992
Cost in excess of net tangible assets, net	1,216,962	1,240,676

Total assets	$3,343,307	$3,253,313

Liabilities and Stockholders’ Equity
Current liabilities	$545,633	$471,943
Long-term debt	891,542	890,609
Right-of-use lease liabilities (2)	284,085	300,522
Other liabilities	187,282	178,965
Stockholders’ equity	1,434,765	1,411,274

Total liabilities and stockholders’ equity	$3,343,307	$3,253,313

(1)	Includes current portion of $26,865 and $29,093, respectively.
(2)	Includes current portion of $48,898 and $47,974, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Sales	$1,158,169	$1,027,800	$3,723,152	$3,347,277
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	615,621	515,078	1,926,297	1,662,716
Selling, distribution and administrative expenses	447,363	426,575	1,440,665	1,336,255
Recovery on inferior ingredients	—	(950)	—	(828)
Plant closure costs and impairment of assets	6,835	—	7,825	—
Multi-employer pension plan withdrawal costs	—	3,300	—	3,300
Depreciation and amortization expense	32,899	31,680	109,244	104,685

Income from operations	55,451	52,117	239,121	241,149
Other pension benefit	(178)	(94)	(594)	(312)
Loss on extinguishment of debt	—	—	—	16,149
Interest expense, net	1,342	1,311	4,947	6,582

Income before income taxes	54,287	50,900	234,768	218,730
Income tax expense	13,759	12,048	54,971	51,865

Net income	$40,528	$38,852	$179,797	$166,865

Net income per diluted common share	$0.19	$0.18	$0.84	$0.78

Diluted weighted average shares outstanding	213,326	213,187	213,317	212,979

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Cash flows from operating activities:
Net income	$40,528	$38,852	$179,797	$166,865
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	48,562	34,045	157,514	130,649
Changes in assets and liabilities and pension plan contributions	18,611	18,896	(45,777)	17,709

Net cash provided by operating activities	107,701	91,793	291,534	315,223

Cash flows from investing activities:
Purchase of property, plant and equipment	(30,510)	(28,453)	(128,372)	(86,723)
Proceeds from sale of property, plant and equipment	1,760	114	3,335	2,525
Investment in unconsolidated affiliate	—	—	(9,000)	—
Acquisition of trademarks	—	—	—	(10,200)
Other	2,604	3,596	14,781	12,684

Net cash disbursed for investing activities	(26,146)	(24,743)	(119,256)	(81,714)

Cash flows from financing activities:
Dividends paid	(46,605)	(44,468)	(140,052)	(131,510)
Stock repurchases	(18,072)	(8,452)	(34,586)	(9,510)
Net change in debt borrowings	—	—	—	(81,858)
Payments on financing leases	(442)	(445)	(1,306)	(1,311)
Other	2,168	1,568	(1,090)	(9,273)

Net cash disbursed for financing activities	(62,951)	(51,797)	(177,034)	(233,462)

Effect of exchange rates on cash	(8,371)	—	(8,371)	—
Net increase (decrease) in cash and cash equivalents	18,604	15,253	(4,756)	47
Cash and cash equivalents at beginning of period	162,511	292,270	185,871	307,476

Cash and cash equivalents at end of period	$172,744	$307,523	$172,744	$307,523

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 12-Week Period Ended	For the 12-Week Period Ended
	October 8, 2022	October 9, 2021	$ Change	% Change
Branded Retail	$748,401	$688,995	$59,406	8.6%
Store Branded Retail	163,937	124,639	39,298	31.5%
Non-Retail and Other	245,831	214,166	31,665	14.8%

Total Sales	$1,158,169	$1,027,800	$130,369	12.7%

Sales by Sales Class	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	$ Change	% Change
Branded Retail	$2,440,500	$2,225,224	$215,276	9.7%
Store Branded Retail	494,749	418,161	76,588	18.3%
Non-Retail and Other	787,903	703,892	84,011	11.9%

Total Sales	$3,723,152	$3,347,277	$375,875	11.2%

Sales Bridge

For the 12-week period ended October 8, 2022	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(5.1)%	17.8%	12.7%

For the 40-week period ended October 8, 2022	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(3.8)%	15.0%	11.2%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Net income per diluted common share	$0.19	$0.18	$0.84	$0.78
Business process improvement consulting costs	0.03	0.03	0.10	0.10
Plant closure costs and impairment of assets	0.02	—	0.03	—
Severance and lease terminations	—	—	0.01	—
Legal settlements and related costs	0.02	0.08	0.03	0.08
Recovery on inferior ingredients	—	NM	—	NM
Acquisition-related costs	0.04	—	0.04	—
Acquisition consideration adjustment	—	—	—	0.01
Multi-employer pension plan withdrawal costs	—	0.01	—	0.01
Loss on extinguishment of debt	—	—	—	0.06

Adjusted net income per diluted common share	$0.30	$0.30	$1.04	$1.04

NM - not meaningful.

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Sales	$1,158,169	$1,027,800	$3,723,152	$3,347,277
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	615,621	515,078	1,926,297	1,662,716

Gross margin excluding depreciation and amortization	542,548	512,722	1,796,855	1,684,561
Less depreciation and amortization for production activities	18,264	18,043	59,865	58,987

Gross margin	$524,284	$494,679	$1,736,990	$1,625,574

Depreciation and amortization for production activities	$18,264	$18,043	$59,865	$58,987
Depreciation and amortization for selling, distribution and administrative activities	14,635	13,637	49,379	45,698

Total depreciation and amortization	$32,899	$31,680	$109,244	$104,685

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Selling, distribution and administrative expenses (SD&A)	$447,363	$426,575	$1,440,665	$1,336,255
Business process improvement consulting costs	(8,144)	(9,233)	(28,866)	(27,396)
Severance and lease terminations	—	—	(1,717)	—
Legal settlements and related costs	(5,500)	(23,089)	(7,500)	(23,089)
Acquisition-related costs	(11,582)	—	(11,582)	—
Acquisition consideration adjustment	—	—	—	(3,400)

Adjusted SD&A	$422,137	$394,253	$1,391,000	$1,282,370

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Net income	$40,528	$38,852	$179,797	$166,865
Income tax expense	13,759	12,048	54,971	51,865
Interest expense, net	1,342	1,311	4,947	6,582
Loss on extinguishment of debt	—	—	—	16,149
Depreciation and amortization	32,899	31,680	109,244	104,685

EBITDA	88,528	83,891	348,959	346,146
Other pension benefit	(178)	(94)	(594)	(312)
Business process improvement consulting costs	8,144	9,233	28,866	27,396
Plant closure costs and impairment of assets	6,835	—	7,825	—
Severance and lease terminations	—	—	1,717	—
Legal settlements and related costs	5,500	23,089	7,500	23,089
Recovery on inferior ingredients	—	(950)	—	(828)
Acquisition-related costs	11,582	—	11,582	—
Acquisition consideration adjustment	—	—	—	3,400
Multi-employer pension plan withdrawal costs	—	3,300	—	3,300

Adjusted EBITDA	$120,411	$118,469	$405,855	$402,191

Sales	$1,158,169	$1,027,800	$3,723,152	$3,347,277
Adjusted EBITDA margin	10.4%	11.5%	10.9%	12.0%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Income tax expense	$13,759	$12,048	$54,971	$51,865
Tax impact of:
Business process improvement consulting costs	2,036	2,308	7,217	6,849
Plant closure costs and impairment of assets	1,708	—	1,956	—
Severance and lease terminations	—	—	429	—
Legal settlements and related costs	1,375	5,773	1,875	5,773
Recovery on inferior ingredients	—	(238)	—	(207)
Acquisition-related costs	2,896	—	2,896	—
Acquisition consideration adjustment	—	—	—	850
Multi-employer pension plan withdrawal costs	—	825	—	825
Loss on extinguishment of debt	—	—	—	4,037

Adjusted income tax expense	$21,774	$20,716	$69,344	$69,992

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 8, 2022	October 9, 2021	October 8, 2022	October 9, 2021
Net income	$40,528	$38,852	$179,797	$166,865
Business process improvement consulting costs	6,108	6,925	21,649	20,547
Plant closure costs and impairment of assets	5,127	—	5,869	—
Severance and lease terminations	—	—	1,288	—
Legal settlements and related costs	4,125	17,316	5,625	17,316
Recovery on inferior ingredients	—	(712)	—	(621)
Acquisition-related costs	8,686	—	8,686	—
Acquisition consideration adjustment	—	—	—	2,550
Multi-employer pension plan withdrawal costs	—	2,475	—	2,475
Loss on extinguishment of debt	—	—	—	12,112

Adjusted net income	$64,574	$64,856	$222,914	$221,244

	Reconciliation of Earnings per Share - Full Year Fiscal 2022 Guidance
	Range Estimate
Net income per diluted common share	$1.04	to	$1.09
Business process improvement consulting costs	0.10		0.10
Plant closure costs and impairment of assets	0.03		0.03
Severance and lease terminations	0.01		0.01
Legal settlements	0.03		0.03
Acquisition-related costs	0.04		0.04

Adjusted net income per diluted common share	$1.25	to	$1.30

NM - not meaningful.